UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2020

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37769	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2241 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, no par value per share	VBIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2020, VBI Vaccines Inc. (the “Company”), as guarantor, and Variation Biotechnologies Inc., a Canadian federal corporation and a wholly-owned subsidiary of the Company (the “Variation”), as the recipient, entered into a Contribution Agreement (the “Agreement”) with Her Majesty The Queen in Right of Canada, as represented by the Minister of Industry (the “Minister”), pursuant to which Variation is obligated to develop a novel, broadly reactive coronavirus vaccine against SARS-COV2 (“COVID-19”), Middle East Respiratory Syndrome and Severe Acute Respiratory Syndrome, and/or a monovalent vaccine targeting only COVID-19 through Phase 2 studies (such undertaking, the “Project”). The Company agreed to complete the Project in or before the first quarter of 2022 (the “Project Completion Date”), which will be conducted exclusively in Canada, except as permitted otherwise under certain circumstances.

Pursuant to the Agreement, the Minister will contribute an amount not exceeding the lesser of (i) 75% of the Company’s costs incurred in respect of the Project, subject to certain eligibility limitations as set forth in the Agreement and (ii) CAD$55,986,000. In consideration of such contribution, the Company agreed to guarantee the complete performance and fulfillment of Variation’s obligations under the Agreement. In the event Variation fails to perform or otherwise satisfy any of its obligations related to the Agreement, the Company will become a primary obligor under the Agreement.

For the term of the Agreement, Variation must have exclusive ownership of all intellectual properties developed in connection with the Project (the “Project Intellectual Properties”). Pursuant to the Agreement, Variation is required to obtain a consent of the Minister, not to be unreasonably withheld, prior to granting any right or license to any of the Project Intellectual Properties and certain other intellectual properties that is required for the carrying out of the Project (the “Background Intellectual Properties,” and together with Project Intellectual Properties, the “Intellectual Properties”); however, it may grant a right or license to such intellectual properties without the prior written consent of the Minister under certain conditions as set forth in the Agreement, which includes jurisdictional or types of license granted or the nature of the licensed entity. Furthermore, if Variation is unable to provide a sufficient Canada-sourced supply of the COVID-19 vaccine, the Minister may require Variation to grant a license on commercially reasonable terms to use the Intellectual Properties to the extent necessary to ensure such supply.

Under the terms of the Agreement, Variation agreed to obtain the Minister’s written consent prior to (i) making significant changes in the scope, objectives, outcomes or benefits of the Project within its control, (ii) dispose of any assets, which were, in whole or in part, funded by the Minister under the Agreement, and (iii) effecting a Change in Control. In addition, Variation will provide a written notice to the Minister of any acquisition of a business, the sale of a business or a merger or amalgamation. A “Change in Control” means, among other things, (i) the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of 50% or more of the voting stock in Variation or (ii) if Variation enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

In an event of default, subject to a rectification period available in certain circumstances, among other things, the Minister may (i) suspend or terminate its contribution to the Project, (ii) require repayment of all or part of the contribution paid by the Minster, together with interest from the day of demand at the interest rate set forth in the Agreement, (iii) terminate the Agreement and (iv) post a notice on a Government of Canada website disclosing such event of default.

The Agreement will terminate no earlier than five years following the Project Completion Date unless terminated earlier in accordance with the terms of the Agreement. The Agreement also contains confidentiality and indemnification obligations of the parties.

In connection with execution of the Agreement, the Company and Variation obtained a consent of K2 HealthVentures LLC (“K2HV”), as administrative agent for the lenders and a lender, pursuant to that certain Loan and Guaranty Agreement (the “Loan Agreement”), dated May 22, 2020. Pursuant to such consent, certain events of default that result in contributions made under the Agreement in excess of $500,000 becoming due and payable could result in an event of default under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI Vaccines Inc.

Date: September 21, 2020	By:	/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer